Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bill Jenkins

Grand Canyon Education, Inc.

602-639-6678

William.jenkins@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2013 RESULTS

ARIZONA, July 30, 2013—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based postsecondary education services, today announced financial results for the quarter ended June 30, 2013.

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Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

For the three months ended June 30, 2013:

•	Net revenue increased 18.6% to $141.5 million for the second quarter of 2013, compared to $119.3 million for the second quarter of 2012.

•

At June 30, 2013, our enrollment was approximately 51,200, an increase of 15.2% from our enrollment of approximately 44,400 at June 30, 2012. Ground enrollment increased 47.6% to approximately 3,400 from enrollment of approximately 2,300 at June 30, 2012. Online enrollment increased 13.4% to approximately 47,800 from enrollment of approximately 42,100 at June 30, 2012.

•

Operating income for the second quarter of 2013 was $31.5 million, an increase of 24.0% as compared to $25.4 million for the same period in 2012. The operating margin for the second quarter of 2013 was 22.3%, compared to 21.3% for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods, operating income was $34.0 million and $28.4 million for the 2nd quarter of 2013 and 2012, respectively and operating margin was 24.1% and 23.8% respectively.

•	Adjusted EBITDA increased 20.8% to $43.0 million for the second quarter of 2013, compared to $35.6 million for the same period in 2012.

•	The tax rate in the second quarter of 2013 was 38.7% compared to 38.5% in the second quarter of 2012.

•

Net income increased 22.2% to $19.1 million for the second quarter of 2013, compared to $15.6 million for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods, net income was $20.6 million and $17.4 million for the 2nd quarter of 2013 and 2012, respectively.

•

Diluted net income per share was $0.42 for the second quarter of 2013, compared to $0.35 for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods, diluted net income per share was $0.45 and $0.39 for the second quarter of 2013 and 2012, respectively.

For the six months ended June 30, 2013:

•	Net revenue increased 19.9% to $283.5 million for the six months ended June 30, 2013, compared to $236.4 million for the six months ended June 30, 2012.

•

Operating income for the six months ended June 30, 2013 was $65.1 million, an increase of 31.3% as compared to $49.6 million for the same period in 2012. The operating margin for the six months ended June 30, 2013 was 23.0%, compared to 21.0% for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods, operating income was $67.7 million and $52.6 million for the six months ended June 30, 2013 and 2012, respectively and operating margin was 23.9% and 22.3% respectively.

•	Adjusted EBITDA increased 26.9% to $84.7 million for the six months ended June 30, 2013, compared to $66.7 million for the same period in 2012.

•	The tax rate in the six months ended June 30, 2013 was 39.6% compared to 39.1% in the six months ended June 30, 2012.

•

Net income increased 33.1% to $40.0 million for the six months ended June 30, 2013, compared to $30.1 million for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods and the settlement of a note receivable that was collateralized by real estate in 2013, net of taxes, net income would have been $40.2 million and $31.9 million for the six months ended June 30, 2013 and 2012, respectively.

•

Diluted net income per share was $0.88 for the six months ended June 30, 2013, compared to $0.67 for the same period in 2012. Excluding estimated litigation and regulatory reserves recorded during the periods and the settlement of a note receivable that was collateralized by real estate in 2013, net of taxes, diluted net income per share would have been $0.88 and $0.71 for the six months ended June 30, 2013 and 2012, respectively.

Balance Sheet and Cash Flow

As of June 30, 2013, the University had unrestricted cash and cash equivalents and investments of $139.2 million compared to $105.1 million at December 31, 2012 and restricted cash and cash equivalents at June 30, 2013 and December 31, 2012 of $51.5 million and $56.2 million, respectively.

The University generated $44.0 million in cash from operating activities for the six months ended June 30, 2013 compared to $79.6 million for the same period in 2012. The decrease in cash generated from operating activities between the six months ended June 30, 2012 and the six months ended June 30, 2013 is primarily due to the timing of income tax and employee related payments.

Net cash used in investing activities was $64.1 million and $50.3 million for the six months ended June 30, 2013 and 2012, respectively. Our cash used in investing activities during 2013 was primarily related to the purchase of property and equipment and short-term investments, partially offset by proceeds received from the settlement of a note receivable. Capital expenditures were $38.0 million and $50.5 million for the six months ended June 30, 2013 and 2012, respectively. In 2013, capital expenditures primarily consisted of ground campus building projects such as the construction costs for two additional dormitories and an expansion of our food services and library to support our traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. In 2012, capital expenditures primarily consisted of the construction costs associated with two additional dormitories, an Arts and Science classroom building, a remodel of our student union and a parking garage to support our increasing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount.

Net cash provided by financing activities was $5.7 million and $0.3 million for the six months ended June 30, 2013 and 2012, respectively. During the first six months of 2013 proceeds from the exercise of stock options of $14.1 million and excess tax benefits from share-based compensation of $3.5 million were partially offset by $8.5 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital leases totaled $3.3 million. During the first six months of 2012 proceeds from the exercise of stock options of $3.4 million were partially offset by $2.0 million used to purchase treasury stock in accordance with the University’s share repurchase program and principal payments on notes payable and capital lease obligations totaled $1.3 million.

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Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

2013 Outlook by Quarter

Q3 2013:	Net revenue between $146.0 million and $148.0 million; Target Operating Margin 23.7%; Diluted EPS between $0.43 and $0.44 using 46.7 million diluted shares; student counts between 57,250 to 58,250

Q4 2013:	Net revenue between $153.5 million and $156.0 million; Target Operating Margin 24.5%; Diluted EPS between $0.47 and $0.48 using 47.1 million diluted shares; student counts between 56,750 to 57,750

Full Year 2013:	Net revenue between $583.0 million and $587.5 million; Target Operating Margin 23.6%; Diluted EPS between $1.78 and $1.80 using 46.3 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing program review being conducted by the Department of Education of our compliance with Title IV program requirements, and possible fines or other administrative sanctions resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the expansion of our campus to new locations; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2013 results and 2013 outlook during a conference call scheduled for today, July 30, 2013 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 13173940 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call through August 6, 2013, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 13173940. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, healthcare, business, and liberal arts. In addition to its online programs, it offers programs on ground at its approximately 115 acre traditional campus in Phoenix, Arizona and onsite at facilities we lease and at facilities owned by third party employers. Approximately 51,200 students were enrolled as of June 30, 2013. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
(In thousands, except per share data)
Net revenue	$141,463	$119,260	$283,493	$236,391
Costs and expenses:
Instructional costs and services	61,747	53,406	121,744	104,230
Admissions advisory and related, including $867 and $589 for the three months ended June 30, 2013 and 2012, respectively, and $1,621 and $1,021 for the six months ended June 30, 2013 and 2012, respectively, to related parties	23,346	20,369	46,339	40,360
Advertising, including $0 and $5 for the three months ended June 30, 2013 and 2012, respectively, and $0 and $20 for the six months ended June 30, 2013 and 2012, respectively, to related parties	14,520	11,467	30,449	25,106
Marketing and promotional	1,383	919	2,818	1,848
General and administrative	8,978	7,701	17,029	15,245

Total costs and expenses	109,974	93,862	218,379	186,789

Operating income	31,489	25,398	65,114	49,602
Interest expense	(439)	(78)	(1,107)	(285)
Interest and other income	62	26	2,257	36

Income before income taxes	31,112	25,346	66,264	49,353
Income tax expense	12,048	9,748	26,255	19,286

Net income	$19,064	$15,598	$40,009	$30,067

Earnings per share:
Basic income per share	$0.43	$0.35	$0.90	$0.68

Diluted income per share	$0.42	$0.35	$0.88	$0.67

Basic weighted average shares outstanding	44,681	44,447	44,463	44,410

Diluted weighted average shares outstanding	45,929	45,169	45,690	45,161

Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, exit or lease termination costs or the gain recognized on the settlement of the note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, estimated litigation and regulatory reserves, exit costs, contract and lease termination fees, unusual gains from settlements of receivables, and share-based compensation are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited, in thousands)
Net income	$19,064	$15,598	$40,009	$30,067
Plus: interest expense net of interest income	377	52	1,037	249
Plus: income tax expense	12,048	9,748	26,255	19,286
Plus: depreciation and amortization	6,116	5,058	11,993	10,016

EBITDA	37,605	30,456	79,294	59,618

Plus: royalty to former owner	74	74	148	148
Less: gain on proceeds received from note receivable	—	—	(2,187)	—
Plus: estimated litigation and regulatory reserves	2,541	3,010	2,495	3,210
Plus: share-based compensation	2,735	2,022	4,905	3,716

Adjusted EBITDA	$42,955	$35,562	$84,655	$66,692

Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$90,801	$105,111
Restricted cash and cash equivalents	51,541	55,964
Investments	48,439	—
Accounts receivable, net of allowance for doubtful accounts of $9,092 and $8,657 at June 30, 2013 and December 31, 2012, respectively	8,645	7,951
Note receivable secured by real estate	—	27,000
Income taxes receivable	2,533	—
Deferred income taxes	7,099	5,481
Other current assets	14,539	12,667

Total current assets	223,597	214,174
Property and equipment, net	304,327	269,162
Restricted cash	—	225
Prepaid royalties	4,970	5,299
Goodwill	2,941	2,941
Other assets	5,831	3,122

Total assets	$541,666	$494,923

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$16,326	$14,174
Accrued compensation and benefits	18,107	18,812
Accrued liabilities	20,599	17,467
Income taxes payable	—	8,704
Student deposits	52,721	57,745
Deferred revenue	31,585	28,614
Due to related parties	457	523
Current portion of capital lease obligations	88	87
Current portion of notes payable	6,603	6,601

Total current liabilities	146,486	152,727
Capital lease obligations, less current portion	542	587
Other noncurrent liabilities	6,569	7,405
Deferred income taxes, noncurrent	9,713	7,045
Notes payable, less current portion	89,806	93,100

Total liabilities	253,116	260,864

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 48,746 and 47,136 shares issued and 45,960 and 44,716 shares outstanding at June 30, 2013 and December 31, 2012, respectively	487	471
Treasury stock, at cost, 2,786 and 2,420 shares of common stock at June 30, 2013 and December 31, 2012	(47,627)	(39,136)
Additional paid-in capital	124,578	102,133
Accumulated other comprehensive gain (loss)	289	(223)
Accumulated earnings	210,823	170,814

Total stockholders’ equity	288,550	234,059

Total liabilities and stockholders’ equity	$541,666	$494,923

Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2013	2012
Cash flows provided by operating activities:
Net income	$40,009	$30,067
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	4,905	3,716
Excess tax benefits from share-based compensation	(3,465)	(121)
Amortization of debt issuance costs	—	32
Provision for bad debts	9,485	7,871
Depreciation and amortization	12,141	10,164
Loss on asset disposal	—	182
Gain on proceeds received from note receivable	(2,187)	—
Deferred income taxes	1,050	(2,187)
Changes in assets and liabilities:
Restricted cash and cash equivalents	4,508	1,633
Accounts receivable	(10,179)	(4,419)
Prepaid expenses and other	(4,123)	(1,846)
Due to/from related parties	(66)	92
Accounts payable	119	(1,627)
Accrued liabilities and employee related liabilities	2,180	9,286
Income taxes receivable/payable	(7,842)	19,021
Deferred rent	(446)	682
Deferred revenue	2,971	9,383
Student deposits	(5,024)	(2,354)

Net cash provided by operating activities	44,036	79,575

Cash flows used in investing activities:
Capital expenditures	(38,008)	(50,454)
Purchase of land and building related to future development	(6,936)	—
Purchases of investments	(55,219)	—
Proceeds from sale or maturity of investments	6,780	—
Restricted funds held for derivative collateral	140	180
Proceeds received from note receivable	29,187	—

Net cash used in investing activities	(64,056)	(50,274)

Cash flows provided by financing activities:
Principal payments on notes payable and capital lease obligations	(3,336)	(1,299)
Repurchase of common shares including shares withheld in lieu of income taxes	(8,491)	(1,978)
Excess tax benefits from share-based compensation	3,465	121
Net proceeds from exercise of stock options	14,072	3,426

Net cash provided by financing activities	5,710	270

Net (decrease) increase in cash and cash equivalents	(14,310)	29,571
Cash and cash equivalents, beginning of period	105,111	21,189

Cash and cash equivalents, end of period	$90,801	$50,760

Supplemental disclosure of cash flow information
Cash paid for interest	$1,059	$286
Cash paid for income taxes	$33,096	$10,385
Cash received for income tax refunds	$4	$7,625
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$2,033	$2,888
Tax benefit of Spirit warrant intangible	$134	$134
Shortfall tax expense from share-based compensation	$205	$125

Grand Canyon Education, Inc. Reports Second Quarter 2013 Results

The following is a summary of our student enrollment at June 30, 2013 and 2012 (which included less than 970 students pursuing non-degree certificates in each period) by degree type and by instructional delivery method:

	2013(1)		2012(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	21,208	41.4%	18,161	40.9%
Undergraduate degree	29,992	58.6%	26,274	59.1%

Total	51,200	100.0%	44,435	100.0%

	2013(1)		2012(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	47,785	93.3%	42,121	94.8%
Ground(4)	3,415	6.7%	2,314	5.2%

Total	51,200	100.0%	44,435	100.0%

(1)	Enrollment at June 30, 2013 and 2012 represents individual students who attended a course during the last two months of the calendar quarter.
(2)	Includes 3,584 and 2,417 students pursuing doctoral degrees at June 30, 2013 and 2012, respectively.
(3)	As of June 30, 2013 and 2012, 42.8% and 42.0%, respectively, of our online and professional studies students were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.